Exhibit 99.1

View Announces Q1 2023 Earnings

Q1 2023 Financial Highlights and Key Announcements

•	First quarter revenue of $18 million grew 8% year-over-year compared to $17 million for the same period in 2022.

•

First quarter GAAP loss from operations improved from $86 million in the first quarter of 2022 to $64 million in the first quarter of 2023; non-GAAP Adjusted EBITDA loss improved from $63 million in the first quarter of 2022 to $43 million.

•	Cash used in operations improved from $71 million in Q1 2022 to $60 million in Q1 2023, including cost reductions in Factory fixed costs, Research & Development and General & Administrative.

•	Executed further cost reduction actions expected to reduce structural fixed costs by $50 million per year, while pursuing additional sources of capital.

•

Established a guarantee program and insurance policy for the Investment Tax Credit (ITC) to further support customers as they underwrite and recognize the benefit of the recently enacted Smart Window ITC.

•	Management is providing full year 2023 revenue guidance of $125 million to $150 million, representing 36% year-over-year growth at the midpoint of the range.

Milpitas, CA, May 9, 2023: View, Inc. (Nasdaq: VIEW) (“View” or the “Company”), a leader in smart building platforms and technologies, today announced financial results for Q1 2023.

“The View team made significant progress towards our profitability milestones in Q1 2023 despite the ongoing challenges in the commercial real estate industry and the broader macro environment. We took decisive actions to reduce our structural fixed costs, improve efficiencies and position the Company for success,” said Dr. Rao Mulpuri, CEO of View. “We anticipate strong growth again for the full year 2023 with tailwinds provided by the investment tax credit and strength in multifamily residential, renovations and institutional business. We are laser focused on building our business to profitability.”

Q1 2023 Results

Q1 2023 revenue of $18 million represents an 8% year-over-year increase from Q1 2022, primarily due to growth in the Company’s Smart Building Platform, which provides customers a vertically integrated smart window solution.

Q1 2023 cost of revenues of $40 million represents a 1% year-over-year decrease from Q1 2022. The decrease in cost of revenues was driven by lower Factory fixed costs resulting from cost savings initiatives put in place during 2022 and lower inventory impairments, mostly offset by increased costs to support the delivery of Smart Building Platform higher revenues.

View incurred $13 million in Research and Development (“R&D”) expenses in Q1 2023, a decrease of 34% from Q1 2022. The decrease in R&D expenses was primarily driven by cost savings initiatives put in place during 2022 combined with the completion of R&D projects following the roll out of our Gen4 IGU and network electronics.

View incurred $25 million in Selling, General and Administrative (“SG&A”) expenses in Q1 2023, a 41% decrease from Q1 2022, primarily due to lower legal and accounting spending on outside services for costs related to the restatement that was completed in the first half of 2022, lower Stock-Based Compensation expense, and lower sales and marketing spend resulting from cost savings initiatives put in place during 2022.

Operationalizing the Smart Window Investment Tax Credit (ITC)

As of January 1, 2023, View Smart Windows qualify for the Investment Tax Credit (ITC), a 30% to 50% U.S. Federal tax credit intended to drive widespread adoption of smart windows, similar to solar, wind and stand-alone storage technologies.

During Q1 2023, View established an insurance policy to support customers and enable the Company’s guarantee of the tax credit for qualifying projects.

Full Year 2023 Outlook

View announced full year 2023 revenue guidance in the range of $125 million to $150 million, representing 36% year-over-year growth at the midpoint of the range from 2022 revenues of $101 million.

Liquidity and Financing

As previously disclosed, View has taken steps to pursue greater efficiency and lower its structural costs. The Company expects these actions to result in annualized fixed cost and cash savings of approximately $50 million. In the coming year, View intends to continue its focus on growing an efficient business as it progresses on its path to profitability and raising additional capital to support this path. Cash, cash equivalents and short-term investments were $130 million as of March 31, 2023, compared to $198 million as of December 31, 2022. View believes its cash and cash equivalents and short-term investments available as of March 31, 2023, will be sufficient to fund its currently anticipated operating and capital requirements into, but not through, the third quarter of 2023. To address its cash needs, the Company is actively seeking additional sources of capital and is currently in discussions with potential investors.

As previously disclosed, the Company raised capital of $206.3 million, after deducting fees and offering expenses, during the fourth quarter of 2022 through the issuance of Convertible Senior Notes. While the Company has raised sufficient capital to fund operations in the past, there can be no assurance that the necessary additional financing will be available on terms acceptable to the Company, or at all. If the Company is unable to obtain adequate capital resources to fund operations, it would not be able to continue to operate its business pursuant to the Company’s current business plan and would need to pursue other options, including further reducing spending, which could have a material impact on its operations and its revenues, or it may ultimately be forced to discontinue operations entirely.

Conference Call and Webcast Details

View will host a conference call to discuss its financial results at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time on Tuesday, May 9th. A live webcast of the call can be accessed on View’s Investor Relations website at https://investors.view.com or through the webcast link below. An audio replay of the webcast will be available shortly after the call.

Title: View, Inc. First Quarter 2023 Financial Results Conference Call

Date/Time: May 9th, 2023, at 4:30 pm ET

Webcast Link: https://edge.media-server.com/mmc/p/jjxymfyx

Forward-Looking Statements

This press release and certain materials View files with the SEC, as well as information included in oral statements or other written statements made or to be made by View, other than statements of historical fact, contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are based on current expectations, estimates, assumptions, projections, and management’s beliefs, that are subject to change. There can be no assurance that these forward-looking statements will be achieved; these statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond View’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. View’s business is subject to a number of risks, which are described more fully in View’s Annual Report on Form 10-K for the year ended December 31, 2022. View undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Financial Information; Non-GAAP Financial Measures

This press release contains certain financial information and data that was not prepared in accordance with United States generally accepted accounting principles (“GAAP”). These non-GAAP measures, and other measures that are calculated using such non-GAAP measures, are an addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any performance measures derived in accordance with GAAP.

The Company presents these non-GAAP amounts because management believes they provide useful information to management and investors regarding certain financial and business trends relating to View’s financial condition and results of operations, and they assist management and investors in comparing the Company’s performance across reporting periods on a consistent basis. View’s management uses these non-GAAP measures for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. View believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends in and in comparing View’s financial measures with those of other similar companies, many of which present similar non-GAAP financial measures to investors. View’s management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.

However, there are a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore View’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations from GAAP to non-GAAP results are included in the financial statements contained in this release.

About View

View is the leader in smart building technologies that transform buildings to improve human health and experience, reduce energy consumption and carbon emissions, and generate additional revenue for building owners. View Smart Windows use artificial intelligence to automatically adjust in response to outdoor conditions, eliminating the need for blinds and increasing access to natural light. Every View installation includes a cloud-connected smart building platform that can easily be extended to reimagine the occupant experience. View’s products are installed in offices, apartments, airports, hotels, and educational facilities. For more information, please visit: www.view.com.

For further information:

View, Inc.

IR@View.com

VIEW, INC.

Condensed Consolidated Statements of Comprehensive Loss

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2023	2022
Revenue	$18,348	$17,012
Costs and expenses:
Cost of revenue	40,213	40,562
Research and development	12,941	19,695
Selling, general, and administrative	25,400	42,959
Restructuring costs	4,249	—

Total costs and expenses	82,803	103,216

Loss from operations	(64,455)	(86,204)
Interest and other expense (income), net
Interest expense, net	3,161	197
Other expense, net	162	328
Gain on fair value change, net	(507)	(4,381)

Interest and other expense (income), net	2,816	(3,856)

Loss before provision for income taxes	(67,271)	(82,348)
Provision for income taxes	18	24

Net and comprehensive loss	$(67,289)	$(82,372)

Net loss per share, basic and diluted	$(0.28)	$(0.38)

Weighted-average shares used in calculation of net loss per share, basic and diluted	236,250,564	214,232,210

VIEW, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$52,637	$95,858
Short-term investments	77,539	102,284
Accounts receivable, net of allowances	29,937	42,407
Inventories	17,980	17,373
Prepaid expenses and other current assets	35,486	38,297

Total current assets	213,579	296,219
Property and equipment, net	259,864	262,360
Restricted cash	16,693	16,448
Right-of-use assets	17,787	18,485
Other assets	30,900	25,514

Total assets	$538,823	$619,026

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,340	$21,099
Accrued expenses and other current liabilities	52,331	72,410
Accrued compensation	12,744	9,799
Deferred revenue	6,777	9,199

Total current liabilities	92,192	112,507
Debt, non-current	201,482	218,837
Sponsor earn-out liability	6	506
Lease liabilities	18,693	19,589
Other liabilities	45,458	47,095

Total liabilities	357,831	398,534
Stockholders’ equity:
Common stock	25	23
Additional paid-in capital	2,842,676	2,814,889
Accumulated deficit	(2,661,709)	(2,594,420)

Total stockholders’ equity	180,992	220,492

Total liabilities and stockholders’ equity	$538,823	$619,026

VIEW, INC.

Condensed Consolidated Statements of Cash Flow

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(67,289)	$(82,372)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,771	5,951
Gain on fair value change, net	(507)	(4,381)
Stock-based compensation	11,192	17,468
Other	5,210	329
Net changes in operating assets and liabilities	(14,839)	(8,269)

Net cash used in operating activities	(60,462)	(71,274)

Cash flows from investing activities:
Purchases of property and equipment	(4,918)	(9,137)
Purchases of short-term investments	(71,316)	—
Maturities of short-term investments	97,000	—
Disbursement under loan receivable	(3,001)	—

Net cash used in investing activities	17,765	(9,137)

Cash flows from financing activities:
Payment of debt issuance costs	(228)	—
Payments of obligations under finance leases	(134)	(134)
Taxes paid related to the net share settlement of equity awards	(1,001)	—

Net cash (used in) provided by financing activities	(1,363)	(134)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(44,060)	(80,545)
Cash, cash equivalents, and restricted cash, beginning of period	114,165	297,543

Cash, cash equivalents, and restricted cash, end of period	$70,105	$216,998

Supplemental disclosure of cash flow information:
Cash paid for interest	$87	$21
Non-cash investing and financing activities:
Payables and accrued liabilities related to purchases of property and equipment	$504	$1,315
Common stock issued upon vesting of restricted stock units	$2,824	$40
Common stock issued upon conversion of Convertible Notes	$18,000	$—

VIEW, INC.

Selected Financials and Reconciliation of GAAP Measures to Non-GAAP Measures

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2023	2022
Cost of revenue
GAAP cost of revenue	$40,213	$40,562
Stock-based compensation	(414)	(363)

Non-GAAP cost of revenue	$39,799	$40,199

Research and development expense
GAAP Research and development expense	$12,941	$19,695
Stock-based compensation	(1,174)	(69)

Non-GAAP research and development expense	$11,767	$19,626

Selling, general, and administrative expense
GAAP selling, general, and administrative expense	$25,400	$42,959
Stock-based compensation	(9,604)	(17,036)

Non-GAAP selling, general, and administrative expense	$15,796	$25,923

Net loss
GAAP net loss	$(67,289)	$(82,372)
Restructuring costs	4,249	—
Stock-based compensation	11,192	17,468
Gain on fair value change, net	(507)	(4,381)

Non-GAAP net loss	$(52,355)	$(69,285)

Adjusted EBITDA
GAAP loss from operations	$(64,455)	$(86,204)
Restructuring costs	4,249	—
Stock-based compensation	11,192	17,468

Non-GAAP loss from operations	(49,014)	(68,736)
Depreciation and amortization	5,771	5,951

Adjusted EBITDA	$(43,243)	$(62,785)